Exhibit 21.1

List of Subsidiaries

Subsidiaries	Jurisdiction of Incorporation
21Vianet Group Limited	Hong Kong
21Vianet Data Center Company Limited	PRC

Variable Interest Entities
Beijing aBitCool Network Technology Co., Ltd.	PRC
Beijing 21Vianet Broad Band Data Center Co., Ltd.	PRC
21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.	PRC
Shanghai Wantong 21Vianet Information Technology Co., Ltd.	PRC
Zhiboxintong (Beijing) Network Technology Co., Ltd.	PRC
Beijing Chengyishidai Network Technology Co., Ltd.	PRC

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